EXHIBIT 10.6

Washington Trust Bancorp, Inc.
Form of Deferred Stock Unit Award Agreement

The form of Deferred Stock Unit Award Agreement (the “Agreement”) contains blanks where the executive’s name, target number of shares, grant date, vesting date, performance period, shortened performance period start date, and months in term provided under the Agreement vary for each executive.  The information for the executive officers who entered into the Agreement is provided in the following chart:

Executive Officer	Target number of share	Grant date	Vesting date	Performance period	Shortened performance period start date	Months in term
John C Warren	6,007	June 16, 2008	April 30, 2010	January 1, 2008 through December 31, 2009	January 1, 2008	22

John F. Treanor	6,086	June 16, 2008	June 16, 2011	January 1, 2008 through December 31, 2010	January 1, 2008	36

WASHINGTON TRUST BANCORP, INC.

2003 Stock Incentive Plan

DEFERRED STOCK UNIT AWARD AGREEMENT

Name of Grantee:	<<Name>>
No. of Target Shares:	<Target Number of Shares>>
Grant Date:	<<Grant Date>>
Vesting Date:	<<Vesting Date>>

Pursuant to the Washington Trust Bancorp, Inc. 2003 Stock Incentive Plan (the “Plan”) as amended through the date hereof, Washington Trust Bancorp, Inc. (the “Corporation”) hereby grants a Deferred Stock Unit Award (an “Award”) to the Grantee named above.  No shares of Stock shall be issued unless the provisions of Paragraph 2, 3, 4 or 5 are satisfied.

1.  Defined Terms.  For purposes of this Agreement, the following terms shall mean:
a)	Performance Measurement Period: January 1, 20XX through December 31, 20XX. Performance will be assessed for each calendar year in the Performance Measurement Period.
b)	Acceleration Event Date: The date of the Grantee’s death, Retirement or Permanent Disability or a Change in Control of the Corporation.
c)
Shortened Performance Measurement Period:  The period from January 1, 20XX through the Acceleration Event Date.  Performance will be assessed as available for each year within the Shortened Performance Measurement Period.  Calendar year performance will be used for each completed year; and for any partial years, year-to-date performance through the completed calendar quarter immediately preceding or coinciding with the Acceleration Event Date.  Performance for a partial year will be weighted accordingly.

d)
Peer Group:  SNL Index of publicly-traded banks and thrifts located in New England and Mid-Atlantic with assets of $1 billion to $5 billion (excluding institutions in Puerto Rico) as constituted at the end of the Performance Measurement Period or Shortened Performance Measurement Period, as applicable.

e)	Retirement: Separation from service from the Corporation or a Subsidiary after attaining age 65 or after attaining age 55 with at least ten years of service.
f)
Permanent Disability:  The Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation or a Subsidiary.

2.  Issuance of Stock.  The actual number of shares of Stock to be issued to the Grantee will vary depending upon the Corporation’s performance during the Performance Measurement Period with respect to core return on equity (“Core ROE”) and core earnings per share growth (“Core EPS Growth”) relative to Core ROE and Core EPS Growth for the same period by the Peer Group.  Core ROE and Core EPS Growth performance will receive equal weighting.  The Corporation’s relative performance ranking in Core ROE and Core EPS Growth in each calendar year in the Performance Measurement Period will be averaged to determine the actual number of shares of Stock, if any, to be issued to the Grantee pursuant to the following table:

Corporation’s Performance vs. Peer Group’s Performance	Percentage of Target Shares
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	150%
100th percentile	200%

The percentage of Target Shares to be issued where performance achievement is between stated percentiles is determined based on a straight line interpolation.  Notwithstanding the foregoing, if relative performance for either the Corporation’s Core ROE or Core EPS Growth is less than the 25th percentile relative to the Peer Group’s, the Award will be forfeited.

Once performance results for the Corporation and the Peer Group are available, the Administrator shall certify performance achievement within ten (10) days.  Upon certification by the Administrator and subject to continued employment of the Grantee by the Corporation through the Vesting Date, the number of shares of Stock determined pursuant to this Paragraph 2 shall be issued and delivered to the Grantee, either via book entry or actual stock certificates, and the Grantee’s name shall be entered as the stockholder of record on the books of the Corporation, within ten (10) days following such certification or Vesting Date, if later.  Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights.

3.  Death of the Grantee Prior to Issuance of Stock.  In the event of the Grantee’s death prior to the end of the Performance Measurement Period, the Administrator shall determine the number of shares of Stock to be issued to the Grantee’s beneficiary or estate in accordance with the principles set forth in Paragraph 2 based upon the Corporation’s performance relative to the Peer Group’s during the Shortened Performance Measurement Period.  In the event of the Grantee’s death after the end of the Performance Measurement Period but prior to the Vesting Date, the Administrator shall determine the number of shares of Stock to be issued to the Grantee’s beneficiary or estate in accordance with the provisions of Paragraph 2.  The requirement that the Grantee be employed by the Corporation through the Vesting Date shall be waived in the event of the Grantee’s death.  Stock shall be issued within 90 days of the Grantee’s death or the date that the Administrator certifies the performance achievement of the Corporation, if later.

Notwithstanding the foregoing, in the event the Grantee dies prior to the completion of at least one full calendar quarter in the Shortened Performance Measurement Period, no shares of Stock will be issued to the Grantee’s beneficiary or estate.

4.  Retirement or Permanent Disability of the Grantee Prior to Issuance of Stock.  In the event of the Grantee’s Retirement or Permanent Disability prior to the end of the Performance Measurement Period, the Administrator shall determine the number of shares of Stock to be issued in accordance with the principles set forth in Paragraph 2 based upon the Corporation’s performance relative to the Peer Group’s during the Shortened Performance Measurement Period.  In the event of the Grantee’s Retirement or Permanent Disability after the end of the Performance Measurement Period but prior to the Vesting Date, the Administrator shall determine the number of shares of Stock to be issued to the Grantee in accordance with the provisions of Paragraph 2.  The requirement that the Grantee be employed by the Corporation through the Vesting Date shall be waived in the event of the Grantee’s Retirement or Permanent Disability.  The actual number of shares of Stock to be issued to the Grantee pursuant to this Paragraph 4 shall be determined by multiplying the number of shares determined by the Administrator pursuant to the preceding sentences by a fraction, the numerator of which shall be the number of full calendar months from the Grant Date through the Grantee’s Retirement or Permanent Disability, and the denominator of which shall be <<months in term>>.

If the Grantee becomes entitled to the shares on account of Permanent Disability, the shares of Stock shall be issued to the Grantee within 90 days after the Grantee is determined to be permanently disabled.  If the Grantee becomes entitled to the shares on account of his Retirement, the shares of Stock so determined under this Paragraph 4 shall be issued to Grantee in the seventh month after the Grantee’s Retirement.
Notwithstanding the foregoing, in the event the Grantee’s Retirement or Permanent Disability occurs prior to the completion of at least one full calendar quarter in the Shortened Performance Measurement Period, no shares of Stock will be issued to the Grantee.

5.  Change in Control.  In the event a Change in Control of the Corporation (as defined in the Plan) occurs prior to the end of the Performance Measurement Period, the Administrator shall determine the number of shares of Stock to be issued in accordance with the principles set forth in Paragraph 2 based upon the Corporation’s performance relative to the Peer Group’s during the Shortened Performance Measurement Period.  In the event a Change in Control of the Corporation (as defined in the Plan) occurs after the end of the Performance Measurement Period but prior to the Vesting Date, the Administrator shall determine the number of shares of Stock to be issued to the Grantee in accordance with the provisions of Paragraph 2.  The requirement that the Grantee be employed by the Corporation through the Vesting Date shall be waived in the event of a Change in Control of the Corporation.

If the Change in Control of the Corporation qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), the shares of Stock so determined under this Paragraph 5 (or cash equivalent if shares of Stock are no longer available) shall be issued to the Grantee immediately following the Change in Control of the Corporation, subject to certification of performance achievement of the Corporation within ten (10) days after performance results for the Corporation and the Peer Group become available.  If the Change in Control of the Corporation does not qualify as a “change in control event” within the meaning of Section 409A, and subject to certification of performance achievement of the Corporation within ten (10) days after performance results for the Corporation and the Peer Group become available, the shares of Stock so determined under this Paragraph 5 (or cash equivalent if shares of Stock are no longer available) shall be issued to the Grantee upon the earliest of (i) the Vesting Date, (ii) the Grantee’s death, or (iii) the Grantee’s “separation from service” within the meaning of Section 409A; provided, however, that if the Grantee is a “specified employee” within the meaning of Section 409A upon his separation from service, the issuance shall be delayed until the seventh month after the Grantee’s separation from service.

Notwithstanding the foregoing, in the event the Change in Control of the Corporation occurs prior to the completion of at least one full calendar quarter in the Shortened Performance Measurement Period, no shares of Stock will be issued to the Grantee.

6.  Restrictions and Conditions.
a)	The Award granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to issuance of shares of Stock.
b)
If the Grantee’s employment with the Corporation and its Subsidiaries is voluntarily or involuntarily terminated for any reason (other than death, Permanent Disability, Retirement or after a Change in Control) prior to the Vesting Date, the Award shall automatically be forfeited.

c)
If the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the Grantee is required to reimburse the Corporation for the value of shares of Stock issued to him under this Award that would not have been earned based on the restated financial results.

7.  Dividend Equivalent.  Upon the issuance of shares of Stock to the Grantee, the Corporation shall also provide the Grantee with a lump sum cash payment in an amount equal to the amount of dividends per share paid by the Corporation from the Grant Date through the share issuance date multiplied by the number of shares of Stock actually issued to the Grantee.

8.  Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

9.  Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Corporation or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Corporation to withhold from shares of Stock to be issued, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

10.  Miscellaneous.
a)
Notice hereunder shall be given to the Corporation at its principal place of business, and shall be given to the Grantee at the address maintained in the Corporation’s payroll records, or in either case at such other address as one party may subsequently furnish to the other party in writing.

b)	This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Corporation or any Subsidiary.
c)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, applied without regard to conflict of law principles.

WASHINGTON TRUST BANCORP, INC
By:
Gary P. Bennett, Chairperson
Compensation & Human Resources Committee

I hereby accept the Award in accordance with the terms of this Agreement.

<<Name>>